                                                                   EXHIBIT 12(b)

                             UNION ELECTRIC COMPANY
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                      AND
                     PREFERRED STOCK DIVIDEND REQUIREMENTS

                                                                                                               12 Months
                                                                    Year Ended December 31,                      Ended
                                                ------------------------------------------------------------- September 30,
                                                1990          1991         1992         1993          1994       1995
                                                ----          ----         ----         ----          ----       ----
                                                              (Thousands of Dollars Except Ratios)

Net income for the period                     $294,219     $321,512      $302,748     $297,160     $320,757     $305,530
   Add:
      Taxes based on income                    191,532      218,954       197,009      182,716      203,827      196,875
      Fixed charges (see below)                188,698      168,380       136,227      130,914      142,411      137,954
                                               -------     --------      --------     --------     --------     --------

Earnings available for fixed charges
   and preferred stock dividend
   requirements of Registrant                 $674,449     $708,846      $635,984     $610,790     $666,995     $640,359
                                              ========     ========      ========     ========     ========     ========

Fixed charges:
   Interest on debt                           $183,215     $163,061      $125,798     $124,430     $135,608     $129,605
   Amortization of premium and discount,
      less expense, on debt; and
      bond defeasance cost                       4,369        4,148         9,521        5,170        5,504        5,503
   Rentals (see note)                            1,114        1,171           908        1,314        1,299        2,846
                                              --------     --------      --------     --------     --------     --------
      Total fixed charges                     $188,698     $168,380      $136,227     $130,914     $142,411     $137,954

Preferred stock dividend requirements
   of Registrant *(Adjusted for income
   tax effect)                                  22,901       22,213        21,852       21,537       20,514       20,613
                                              --------     --------      --------     --------     --------     --------


Total fixed charges and preferred
   stock dividend requirements                $211,599     $190,593      $158,079     $152,451     $162,925     $158,567
                                              ========     ========      ========     ========     ========     ========


Ratio of earnings to fixed charges
   and preferred dividends                        3.19         3.72          4.02         4.01         4.09         4.04
                                                  ====         ====          ====         ====         ====         ====


Note:  Represents the interest factor applicable to rentals.
*  See following page for supporting computation.

                                                                   EXHIBIT 12(b)
                                                                    (continued)

                             UNION ELECTRIC COMPANY
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                      AND
                     PREFERRED STOCK DIVIDEND REQUIREMENTS

                                                                                                                 12 Months
                                                                    Year Ended December 31,                       Ended
                                                -------------------------------------------------------------   September 30,
                                                1990          1991         1992         1993          1994        1995
                                                ----          ----         ----         ----          ----        ----
                                                              (Thousands of Dollars Except Ratios)
Computation of preferred stock
   dividend requirements of Registrant,
   adjusted for income tax effect*
      Preferred stock dividend
         requirements of Registrant, as
         shown on statement of earnings        $14,693      $14,059       $14,058      $14,087      $13,252      $13,250

Less deductible preferred stock
   dividends**                                   2,085        2,085         2,085        1,973        1,816        1,816
                                               -------      -------       -------      -------      -------      -------

Non-deductible preferred stock
   dividends                                   $12,608      $11,974       $11,973      $12,114      $11,436      $11,434
                                               =======      =======       =======      =======      =======      =======

Excess of net income before income
   taxes over net income (percentage)
   See note below                                65.1%        68.1%         65.1%        61.5%        63.5%        64.4%
                                                 -----        -----         -----        -----        -----        -----

Income tax effect on non-deductible
   preferred stock dividends*                   $8,208       $8,154        $7,794       $7,450       $7,262       $7,363
Add:
   Deductible preferred stock
      dividends (above)                          2,085        2,085         2,085        1,973        1,816        1,816
   Non-deductible preferred stock
      dividends (above)                         12,608       11,974        11,973       12,114       11,436       11,434
                                                ------       ------        ------       ------       ------       ------

Preferred stock dividend requirements
   of Registrant. (Adjusted for income tax
   effect)                                     $22,901      $22,213       $21,852      $21,537      $20,514      $20,613
                                               =======      =======       =======      =======      =======      =======

Note:  Calculated as follows -
   Net income before income taxes             $485,751     $540,466      $499,757     $479,876     $524,584     $502,405
   Less net income                             294,219      321,512       302,748      297,160      320,757      305,530
                                              --------     --------      --------     --------     --------     --------
   Excess - Taxed based on income             $191,532     $218,954      $197,009     $182,716     $203,827     $196,875
                                              ========     ========      ========     ========     ========     ========
   - Percentage of net income                    65.1%        68.1%         65.1%        61.5%        63.5%        64.4%
                                                 =====        =====         =====        =====        =====        =====


* Income tax adjustment to reflect pretax earnings required to meet preferred stock dividend.
** Dividends deductible on federal income tax return.